EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
ATA Inc.:

We consent to the use of our report dated June 24, 2015, with respect to the consolidated balance sheet of ATA Inc. as of March 31, 2015, and the related consolidated statements of comprehensive income, changes in equity, and cash flows for the years ended March 31, 2014 and 2015, incorporated by reference herein.

/s/ KPMG
Hong Kong, China

January 24, 2017